Exhibit 99.1

         FIRST BUSEY CORPORATION EARNINGS RELEASE -- FIRST QUARTER 2005

                URBANA, ILL., APRIL 18 /PRNEWSWIRE-FIRSTCALL/ --

                              FINANCIAL HIGHLIGHTS

    Busey's Team has been diligently working towards enhancing its franchise. In reviewing the financial figures in this quarterly report, please note that First Capital Bank was acquired in June of 2004 and, thus, its figures are not included in the March 31, 2004 figures but are included in the March 31, 2005 figures. Everything is on schedule to merge First Capital Bank into Busey Bank in May of 2005. In February, we also announced our next acquisition, Tarpon Coast Bancorp, Inc. Tarpon Coast Bancorp, Inc. is the holding company for Tarpon Coast Bank, a nationally chartered bank with four offices in Charlotte and Sarasota Counties, Florida. We are excited about expanding our opportunities in the high growth markets of Florida.

    Net income increased $1,176,000 or 21.9% to $6,536,000 for the quarter ended March 31, 2005, compared to $5,360,000 for the first quarter of 2004. First Busey Corporation earned $0.32 per share on a fully-diluted basis during the first quarter of 2005, an increase of 23.1% over per share earnings of $0.26 during the first quarter of 2004.

    Net interest income for the quarter ended March 31, 2005 was $16,261,000, an increase of $3,899,000 or 31.5% from $12,362,000 for the quarter ended March 31, 2004. Interest income was $25,563,000 for the quarter ended March 31, 2005, an increase of $7,307,000 or 40.0% from $18,256,000 for the quarter ended March 31, 2004, due to higher yields combined with growth in the average balances of loans and investment securities. Interest expense was $9,302,000, an increase of $3,408,000 or 57.8% from $5,894,000 for the quarter ended March 31, 2004. The increase in interest expense is due to growth in the average balances of deposits and long-term funding sources.

    Provision for loan losses was $690,000 for the quarter ended March 31, 2005, compared to $425,000 for the first quarter of 2004. The increase in provision expense is related to the growth in the average balance of outstanding loans.

    Non-interest income was $5,555,000 for the quarter ended March 31, 2005, a decline of $139,000 or 2.4% from $5,694,000 for the comparable period in 2004. Gains on the sale of mortgage loans declined to $423,000 for the first quarter of 2005 compared to $822,000 during the same period of 2004.

    Non-interest expense totaled $11,249,000 for the quarter ended March 31, 2005, an increase of $1,782,000 or 18.8% from $9,467,000 for the first quarter of 2004. Salary and wage expense was higher in the first quarter of 2005 compared to the first quarter of 2004.

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                                FINANCIAL SUMMARY

                                                 Three Months Ended
                                                     March 31,
                                           -----------------------------
                                               2005             2004
                                           ------------     ------------
                                            (dollars in thousands except
                                                  per share data)
    Net Income                             $      6,536     $      5,360
    Basic earnings per share*                      0.32             0.26
    Fully diluted earnings per share*              0.32             0.26
    Dividends per share*                           0.14           0.1267

    Average Balances
    Assets                                 $  1,982,410     $  1,515,508
    Investment securities                       328,204          214,803
    Loans                                     1,491,894        1,205,928
    Earning assets                            1,847,684        1,422,618
    Deposits                                  1,577,835        1,231,218
    Stockholders' equity                        138,305          126,742

    Performance Ratios
    Return on average assets                       1.34%            1.42%
    Return on average equity                      19.17%           17.01%
    Net interest margin                            3.64%            3.58%
    Efficiency ratio                              50.26%           51.57%

    Loan Performance
    Net credit losses (recoveries)         $        126     $         (1)
    Accruing loans 90+ days past due              1,830              727
    Non-accrual loans                             1,974            2,695
    Foreclosed assets                             4,191            4,784

    March 31, 2005

    NASDAQ symbol                    BUSE

    Closing price                    $19.35

    Price/earnings ratio             15.99x

    Price/book ratio                 286%

    52-week price range              $18.28 - $21.53

    Book value per share             $6.76

    YTD dividend per share           $0.14

    Common shares outstanding        20.6 million

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                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                                      March 31,
                                           -----------------------------
                                               2005             2004
                                           ------------     ------------
                                           (dollars in thousands except
                                                   per share data)
    Assets
    Cash and due from banks                $     48,403     $     41,942
    Federal funds sold                           21,300            5,100
    Investment securities                       317,867          209,599

    Loans                                     1,507,949        1,224,831
      Less allowance for loan losses            (19,781)         (16,654)
    Net loans                                 1,488,168        1,208,177

    Premises and equipment, net                  27,245           22,388
    Goodwill and other intangibles               35,442            9,375
    Other assets                                 42,705           37,013
    Total assets                           $  1,981,130     $  1,533,594

    Liabilities & Stockholders' Equity
    Non-interest bearing deposits          $    197,371     $    169,401
    Interest bearing deposits                 1,391,931        1,088,608
    Total deposits                         $  1,589,302     $  1,258,009
    Securities sold under agreements
      to repurchase                              43,075            8,526
    Short-term debt                               9,000            3,250
    Long-term debt                              148,851          100,603
    Junior subordinated debt owed to
      unconsolidated trusts                      40,000           25,000
    Other liabilities                            12,054            9,641
    Total liabilities                      $  1,842,282     $  1,405,029

    Common stock                           $      6,291     $      6,291
    Surplus                                      21,767           21,019
    Retained earnings                           118,030          105,070
    Other comprehensive income                    6,965            9,852
    Treasury stock                              (11,737)         (10,780)
    Unearned ESOP shares                         (2,456)          (2,853)
    Deferred compensation for stock
      grants                                        (12)             (34)
    Total stockholders' equity             $    138,848     $    128,565
    Total liabilities & stockholders'
      equity                               $  1,981,130     $  1,533,594

    Per Share Data*

    Book value per share                   $       6.76     $       6.26
    Tangible book value per share          $       5.03     $       5.81
    Ending number of shares outstanding      20,537,651       20,521,353

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                             CONSOLIDATED STATEMENTS
                              OF INCOME (unaudited)

                                                Three Months Ended
                                                    March 31,
                                           -----------------------------
                                               2005             2004
                                           ------------     ------------
                                           (dollars in thousands except
                                                  per share data)

    Interest and fees on loans             $     22,862     $     16,639
    Interest on investment securities             2,535            1,613
    Other interest income                           166                4
    Total interest income                  $     25,563     $     18,256

    Interest on deposits                   $      6,775     $      4,247
    Interest on short-term debt                     222               68
    Interest on long-term debt                    1,548            1,016
    Junior subordinated debt owed to
     unconsolidated trusts                          757              563
    Total interest expense                 $      9,302     $      5,894

    Net interest income                    $     16,261     $     12,362
    Provision for loans losses                      690              425
    Net interest income after provision    $     15,571     $     11,937

    Trust fees                             $      1,440     $      1,395
    Commissions and brokers' fees                   526              592
    Fees for customer services                    2,333            2,196
    Gain on sale of loans                           423              822
    Security gains, net                             162              191
    Other                                           671              498
    Total non-interest income              $      5,555     $      5,694

    Salaries and employee benefits         $      6,401     $      5,564
    Net occupancy expense                           947              884
    Furniture and equipment expenses                683              535
    Other operating expenses                      3,218            2,484
    Total non-interest expense             $     11,249     $      9,467

    Income before income taxes             $      9,877     $      8,164
    Income taxes                                  3,341            2,804
    Net Income                             $      6,536     $      5,360

    Common Share Data*

    Basic earnings per share               $       0.32     $       0.26
    Fully diluted earnings per share       $       0.32     $       0.26
    Average number of shares outstanding     20,584,835       20,502,777

    *Share and per share data have been adjusted to effect a three-for-two common stock split effective August 3, 2004, as if it had occurred on January 1, 2004.

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                                CORPORATE PROFILE

    First Busey Corporation (Nasdaq: BUSE) is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has three wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has seventeen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and loan production offices in Ft. Myers and Naples, Florida. Total assets of Busey Bank were $1.5 billion as of March 31, 2005. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two additional banking centers in Cape Coral, Florida. Total assets of Busey Bank Florida were $202 million as of March 31, 2005. On June 1, 2004, First Busey Corporation completed its acquisition of First Capital Bank in Peoria, Illinois. First Capital Bank has three banking centers in Peoria and one in Pekin, Illinois. Total assets of First Capital Bank as of March 31, 2005 were $249 million. Busey provides electronic delivery of financial services through Busey e-bank, http://www.busey.com .

    Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance. Busey Investment Group has approximately
$2 billion in assets under care.
    First Busey Corporation Common Stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a Repurchase Program in effect under which it is authorized to purchase up to 750,000 shares of stock. BUSE closed on March 31, 2005 at $19.35, an increase of 7.14% from the closing price of $18.06* on March 31, 2004.

SOURCE  First Busey Corporation
    -0-                             04/18/2005
    /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
    /Web site:  http://www.busey.com /